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                                                           EXHIBIT 99.1
                                                           For Immediate Release

Media Contact
Libby Barland
Childtime Learning Centers, Inc.
38345 West 10 Mile Road, Suite 100
Farmington Hills, MI  48335
561-237-2243
http://www.childtime.com

CHILDTIME LEARNING CENTERS REPORTS THAT THE COMPANY'S SECURITIES WILL BE TRANSFERRED TO THE NASDAQ SMALLCAP MARKET

FARMINGTON HILLS, MI, October 11, 2002 -- Childtime Learning Centers, Inc. (NASDAQ: CTIM), today announced that it had received notice of the approval by the Nasdaq Listing Qualifications Department of the Company's application to list its securities on the NASDAQ SmallCap Market. The Company's securities will be transferred to the NASDAQ SmallCap Market at the opening of business today.

On September 10, 2002, the Company requested a hearing to appeal a determination by the Nasdaq Listing Qualifications Department stating that the Company's securities would be delisted from the Nasdaq National Market System for failure to meet the requirements of Marketplace Rule 4450 (a)(2). Subsequently, the Company determined that its appeal would not be successful. Accordingly, on October 3, 2002, the Company applied to transfer from the NASDAQ National Market to the NASDAQ SmallCap Market.

Childtime Learning Centers, Inc., of Farmington Hills, MI acquired Tutor Time Learning Systems, Inc. on July 19, 2002 and is now the nation's third largest publicly traded child care provider with operations in 30 states, the District of Columbia and internationally. Childtime Learning Centers, Inc. has over 7,500 employees and provides education and care for over 50,000 children daily in over 450 corporate and franchise centers nationwide.